SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                       CCC INFORMATION SERVICES GROUP INC.
         (Name of Subject Company (issuer) and Filing Person (offeror))

                          COMMON STOCK, $0.10 PAR VALUE
                         (Title of Class of Securities)

                                  [12487Q 10 9]

                      (CUSIP Number of Class of Securities)

                             ROBERT S. GUTTMAN, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       CCC INFORMATION SERVICES GROUP INC.
                           WORLD TRADE CENTER CHICAGO
                              444 MERCHANDISE MART
                            CHICAGO, ILLINOIS  60654
                                 (312) 222-4636

  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                and Communications on Behalf of the Filing Person(s))

                                    COPY TO:
                             RICHARD S. MELLER, ESQ.
                              LATHAM & WATKINS LLP
                             SEARS TOWER, SUITE 5800
                             CHICAGO, ILLINOIS 60606
                                 (312) 876-7700

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]  third-party tender offer subject to Rule 14d-1

[X]  issuer tender offer subject to Rule 13e-4

[ ]  going private transaction subject to Rule 13e-3

[ ]  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results
of  the  tender  offer  [   ]

ITEMS  1-11.

     Not  applicable.

ITEM  12.  MATERIALS  TO  BE  FILED  AS  EXHIBITS.

1. Press Release issued by CCC Information Services Group Inc. on July 22, 2004. Any internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.

2. Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed by CCC Information Services Group Inc. on July 22, 2004.


ITEM  13.  INFORMATION  REQUIRED  BY  SCHEDULE  13E-3.

     Not  applicable.



                                  EXHIBIT INDEX
EXHIBIT
NUMBER          DESCRIPTION
------          -----------
12.1     Press Release issued by CCC Information Services Group Inc. on July 22,
         2004.

12.2 Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed by CCC Information Services Group Inc. on July 22, 2004.


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